Exhibit 10.40

OCM PE Holdings, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071

March 11, 2013
Pulse Electronics Corporation
Pulse Electronics (Singapore) Pte Ltd
12220 World Trade Drive
San Diego, CA 92128
Attention: Drew Moyer

Forbearance and Commitment Letter

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of February 28, 2008, as amended and restated as of February 19, 2009, as further amended and restated as of August 5, 2011, as further amended and restated as of March 9, 2012, as further amended and restated as of November 7, 2012,  as further amended as of November 19, 2012 and as further amended as of March 11, 2013  (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among Pulse Electronics Corporation (the “Company”), Pulse Electronics (Singapore) Pte Ltd (the “Borrower”), certain other Subsidiaries of the Company identified therein, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement; this forbearance and commitment letter is herein referred to as this “Letter”.

I.	Forbearance

1.           OCM PE Holdings, L.P., as sole Lender under the Credit Agreement, hereby agrees to forbear, and will instruct the Administrative Agent to forbear, from taking any action, including, without limitation, an acceleration of any of the Secured Obligations, permitted to be taken by any of the Secured Parties under the Credit Agreement and the other Loan Documents in connection with any Default or Event of Default resulting from (i) the Borrower’s or any of the other Loan Parties’ failure to satisfy the financial covenants specified in Sections 7.11(a), (b) and (c) of the Credit Agreement, as of the last day of each of the Test Periods ending on the following dates: December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, (ii) any incurrence or settlement of any pension plan obligation not in the ordinary course prior to December 31, 2013 and not exceeding $6,500,000 in the aggregate, of which no more than $1,500,000 can be paid in any year and (iii) only until January 1, 2014 and not at any time thereafter, the Litigations (as defined below) (such Defaults or Events of Default, the “Specified Defaults”); provided that (x) in connection with the Halo Matter (as defined below) any such Default or Event of Default will only be a Specified Default if the Company files an appeal with the United States Court of Appeals for the Federal Circuit following the Halo Judgment (as defined below) and continues to actively pursue such appeal and (y) in connection with the Turkish Matter (as defined below) any such Default or Event of Default will only be a Specified Default if the only entity that has exposure in this litigation is Pulse Elektronik Sanayi Ve Ticaret Limited Sirketi; provided further that such forbearance shall automatically, and without action, notice, demand or any other occurrence, expire on and as of the occurrence of any of the following events (such termination date, the “Forbearance Termination Date”): (a) the occurrence of any Default or Event of Default not constituting a Specified Default and (b) the failure of the Company, the Borrower and/or any of their respective Subsidiaries to comply with any of the terms of this Letter.

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2.           The Company and the Borrower hereby provide notice (“Notice”) pursuant to Section 6.03(b) of the Credit Agreement regarding (a) Halo Electronics, Inc. v. Bel Fuse Inc., 2:07-cv-00331 (D. Nevada 2007), in which the jury found that the Company infringed three  patents, specifically U.S. Patent Numbers 6,344,785, 6,297,720, and 5,656,985 (“Patents”), of Halo Electronics, Inc. (“Halo”)  and awarded Halo $1,500,000 against the Company (the “Halo Matter”); and (b) the Turkish legal matter referenced in Note 10 to its audited Consolidated Financial Statements as of December 28, 2012 (the “Turkish Matter”; and together with the Halo Matter, the “Litigations”).  Although the Court has not yet entered judgment in the Halo matter, and the Company continues to assert its defenses against Halo’s claims, it anticipates that the Court may enter judgment in the near future (“Halo Judgment”).  As the Company maintains that it did not infringe Halo’s Patents, it is determined to file an appeal with the United States Court of Appeals for the Federal Circuit following the Halo Judgment.

3.           Except as expressly set forth herein, this Letter shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Loan Documents, all of which each of the Company and the Borrower (by their signatures below) ratifies and affirms (in each case on its own behalf and on behalf of its Subsidiaries) in all respects and agrees that they shall continue to be in full force and effect.  Nothing herein shall be deemed to entitle the Company, the Borrower, the other Loan Parties or any other person to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

II.	Commitment

1.           Subject to the terms of this Letter, OCM PE Holdings, L.P., as sole Lender under the Credit Agreement, hereby commits (the “Incremental Term Loan Commitment”) at any time prior to March 31, 2014 to making additional Term A Loans available to the Borrower (the “Incremental Term A Loans”) in an aggregate principal amount not to exceed $23,000,000, which commitment shall be reduced by an amount of 100% of each dollar of reduction of the outstanding principal amount of the Permitted Convertible Notes; provided that (a) the proceeds of such Incremental Term A Loans will be used solely to pay amounts (the “Repurchase Amounts”) required to be paid by the Company in connection with the repurchase of Permitted Convertible Notes following the occurrence of a “Termination of Trading” (as defined in the Convertible Notes Indenture) pursuant to Article 3 of the Convertible Notes Indenture (a “Delisting”) and (b) such Incremental Term A Loans will be made available to the Borrower only to the extent that the Required Lenders receive evidence in form and substance reasonably satisfactory to them demonstrating that payment of the Repurchase Amounts without benefit of the Incremental Term A Loans would (i) materially impair the Company’s ability to pay its debts as they come due in the ordinary course of business or (ii) cause a breach of Section 7.11(c) (Minimum Liquidity).

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2.           The Incremental Term Loan Commitment will be memorialized by way of an amendment to the Credit Agreement, which amendment shall be in form and substance satisfactory to the Required Lenders (acting in their sole discretion) (such amendment, the “Incremental Amendment”), and the effectiveness of the Incremental Amendment and the obligation of the Lenders to make the Incremental Term A Loans shall be conditioned upon the full satisfaction of the following conditions precedent: (i) the representations and warranties of the Loan Parties under the Loan Documents shall be true and correct in all material respects, (ii) no Default or Event of Default (other than a Default or an Event of Default arising from a Delisting, payment of the Repurchase Amounts or the Company and its Subsidiaries’ failure to comply with Section 7.11(c) of the Credit Agreement) shall exist or would result from such proposed extension of the Incremental Term A Loans or the application of the proceeds thereof; provided that solely for purposes of this sub-clause (ii), in connection with any determination of the existence or occurrence of any Default or Event of Default arising as a result of the Company and its Subsidiaries’ failure to comply with (i) Section 7.11(a) of the Credit Agreement, the Lender party hereto agrees that the “Secured Leverage Ratio” set forth in the table of such provision opposite each of the “Test Period End Dates” for March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013 shall be 13.00 to 1.00 or (ii) Section 7.11(b) of the Credit Agreement, the Lender party hereto agrees that the “Total Net Debt Leverage Ratio” set forth in the table of such provision opposite each of the “Test Period End Dates” for March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013 shall be 14.00 to 1.00, and (iii) compliance with other conditions precedent customary for amendments of this type, including, without limitation, the conditions precedent of the type set forth in Sections 4.01(a), (b), (d), (k), (p)(i) and (t) of the Credit Agreement (with the necessary changes to reflect the substance of the Incremental Amendment).

III.	Consideration

As consideration for the execution of this Letter by the Lenders identified on the signature page hereof and as a condition precedent to the effectiveness of this Letter, the Company and such of its other Subsidiaries party to the Investment Agreement are contemporaneously with the execution and delivery of this Letter entering into an amendment to the Investment Agreement to provide for an adjustment to the conversion ratio for the Parent Preferred Stock (as defined in the Investment Agreement) held by the Investors (as defined in the Investment Agreement) (or their affiliates), so that such Parent Preferred Stock, together with the number of shares of Common Stock (as defined in the Investment Agreement) delivered to such Investors (or their affiliates) under the Investment Agreement, shall upon conversion equal 67.9% of the Company’s Common Stock on a Pro Forma Fully Diluted Basis (as defined in the Investment Agreement), and the Company shall exercise its reasonable best efforts, promptly following the execution of this Letter, to take all necessary actions to cause such amendment to the Investment Agreement and any related amendment or modification to the Statement With Respect to Shares in respect of the Parent Preferred Stock to become effective.  If the amendment to the Investment Agreement outlined above does not become fully and completely effective by the earlier of (x) May 31, 2013 and (y) the Company’s 2013 annual meeting, the parties hereto irrevocably and without further action on the part of any party agree that (i) the Company shall pay the Lender $5,000,000 in cash (the “Cash Payment”) or (ii) if the payment of the Cash Payment would cause a Default or if any other Default or Event of Default exists at that time, the amount of the outstanding Term A Loans will increase by $10,000,000; it being understood and agreed that such dates shall be extended as necessary to the later of (x) the date to which the Company’s 2013 annual meeting has been postponed or adjourned if, in consultation with the Investors, such postponement or adjournment is required to allow additional time for the filing and mailing of any supplemental or amended disclosure in connection with such meeting, or (y) such date (as may be consistent with Rule 14c-2(b) under the Securities Exchange Act of 1934) on which the shareholders’ written consent is obtained, if the Company and the Investors agree that such corporate action (as described in the first sentence of this paragraph) is to be taken by written consent of the shareholders in lieu of a vote thereon at the annual meeting; provided further that in each case, such date shall be further extended as necessary to take into account any delay as shall be occasioned by time reasonably required for review and comment on any proxy or information statements by the SEC or its staff (or the NYSE or its staff) under Law or stock exchange rules; provided further that in no event shall any such dates hereunder extend past June 30, 2013.

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IV.	Miscellaneous

1.           By its execution hereof and its acceptance of the provisions herein, each of the Company and the Borrower agrees to indemnify and hold harmless the Administrative Agent and the Lenders and their respective assignees, affiliates, directors, partners, members, officers, employees and agents (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject to the extent arising out of or in any way relating to or resulting from the execution of this Letter or the performance of any of the transactions or other actions contemplated hereby or the agreement to forbear in accordance with the terms hereof or the extension of the Incremental Term A Loans contemplated by this Letter or the use or intended use of the proceeds of the Incremental Term A Loans contemplated by this Letter, and each of the Company and the Borrower agrees to reimburse each Indemnified Party for any reasonable and documented legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise); provided that, no Indemnified Party shall have any right to indemnification for any of the foregoing which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party (or any of its directors, partners, members, officers, employees or agents).  In the event of any litigation or dispute involving this Letter or the Incremental Amendment or any of the transactions or other actions contemplated hereby or thereby, no Indemnified Party shall be responsible or liable to the Company or any other person or entity for any special, indirect, consequential, incidental or punitive damages. The Company’s and Borrower’s obligations under this paragraph shall remain effective whether or not definitive loan documentation is executed and notwithstanding any termination of this Letter.

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2.           Each of the Company and the Borrower further agrees, promptly on demand of the Administrative Agent or any of the Lenders, to reimburse the Administrative Agent and Lenders, or to pay directly at the request of the Administrative Agent or the Lenders, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders or their respective affiliates incurred in connection with the negotiation, preparation and/or execution of this Letter or with any of the transactions contemplated hereby (including, without limitation, reasonable and documented out-of-pocket legal fees and disbursements), whether incurred before or after the date hereof and regardless of whether any of the transactions are consummated.  Each of the Company and the Borrower also agrees, promptly on demand of the Administrative Agent or the Lenders, to reimburse the Administrative Agent and the Lenders, or to pay directly at the request of the Administrative Agent or the Lenders, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent or the Lenders (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder.  The Company’s and Borrower’s obligations under this paragraph shall remain effective whether or not definitive loan documentation is executed and notwithstanding any termination of this Letter.

3.           This Letter (and the Company’s or the Borrower’s rights and obligations hereunder) shall not be assignable by the Company or the Borrower. Each Lender may assign its rights and obligations under this Letter; provided, that, as a condition to such assignment, the Lender’s assignee must agree to comply with the terms and conditions of this Letter as if it had been a Lender originally party hereto.

4.           This Letter (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (ii) shall be governed by the laws of the State of New York, and (iii) may be signed in multiple counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  IF THIS LETTER BECOMES THE SUBJECT OF A DISPUTE, EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY. Each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and/or state courts located within the County of New York.  The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the provisions of this Letter brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.   This Letter may be amended, modified or waived only in a writing signed by each of the parties hereto.

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5

Should the terms and conditions of the offer contained herein meet with the Company’s and the Borrower’s approval, please indicate the Company’s and Borrower’s acceptance by signing and returning a copy of this Letter to the undersigned Lender.

Very truly yours,

OCM PE HOLDINGS, L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:
Name:
Title: Authorized Signatory

By:
Name:
Title: Authorized Signatory

cc: JPMorgan Chase Bank, N.A., as Administrative Agent

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Accepted and agreed to as of
the date first above written:
PULSE ELECTRONICS CORPORATION

By:
Name:
Title:

PULSE ELECTRONICS (SINGAPORE) PTE LTD

By:
Name:
Title:

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